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Exhibit 10.10(l)

LEASE AMENDMENT "7"

        THIS AMENDMENT is attached to and hereby forms a part of that certain LEASE ("Lease") made the 1st day of December, 1994, by and between Green, Praver Et Al ("Landlord") and Anesta Corp., a Delaware Corporation.

        WHEREAS, Anesta Corp. has merged with and is now a wholly owned subsidiary of Cephalon, Inc. ("Tenant").

        WHEREAS, Tenant desires to lease space in Building #5 of Wiley Post Plaza located at 150 Wright Brothers Drive (the "Building").

        NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Tenant and Landlord agree as follows:

  1.
  EXPANSION PREMISES AND TERM

        In addition to all other space leased by Tenant, Tenant agrees to lease from Landlord approximately 7,134 rentable square feet of space known as Suite 540 of Wiley Post Plaza, Building 5 as shown on Exhibit "A" to this amendment. The lease term for the expansion premises shall commence July 1, 2001 and end June 30, 2003.

  2.
  OPTION TO EXTEND LEASE

        Tenant may extend the lease term for Suite 540 beginning July 1, 2003 for two (2), (3) three year periods upon the same terms and conditions as set forth in Section 1.4 of the Lease as modified by Section 1 of Lease Amendment "4".

  3.
  RENTAL RATES

        For the expansion space in Suite #540, Tenant agrees to pay to Landlord, without prior notice or demand, as annual base rental for the expansion space, the sum of $38,523.60 for the first year of the expansion space lease term, payable in equal monthly payments of $3,210.30 on or before the first day of each month in advance. The first month's rent for the expansion space shall be paid on or before July 1, 2001, which will be considered the anniversary date for this Expansion Premises. The annual base rent for this Suite #540 expansion shall be increased each year, effective on each anniversary of the date of the commencement of the expansion space lease term, by a percentage equal to the percentage increase in the United States Department of Labor Statistics New Consumer Price Index for all Urban Consumers (CPI-U, National Index, 1982-1984 = 100) as published by the United States Department of Labor, Bureau of Labor Statistics, using as a base the index for the two months immediately preceding the commencement of the expansion space lease term compared to the index for the two months immediately preceding the anniversary date of the year for which the lease adjustment is being made. The foregoing notwithstanding, the annual base rent shall not be increased by more than three percent in any one year.

  4.
  ADDITIONAL RENT—EXPANSION SPACE

        Tenant shall pay, as additional rent for the Suite #540 expansion space, Tenant's proportionate share of "Basic Costs Increases" as defined in Section 2.3 of the Lease. "Tenant's Proportionate Share" for the expansion space shall mean 3.74 percent, which is determined by dividing the 7,134 square feet being rented by Tenant by 190,628 square feet, the total rentable space in the Project. The monthly charge for additional rent for the expansion space is $998.76 which represents the 7,134 square feet times $0.14. The additional rent rate of $0.14 shall be adjusted annually or at such time as there is a significant change in the costs of any item of additional rent to be paid by Tenant as per Section 2.3. of the Lease.

  5.
  TENANT IMPROVEMENTS

        Landlord agrees to repaint and recarpet the office area of the Expansion Premises with paint and carpet that is building standard. Tenant understands that the "Clean Room" and its accessories are not included in the leasing of Suite 540, and agrees to permit the owner of these items a reasonable amount of time to remove them.

  6.
  VALID AGREEMENTS

        Except for the rent and the term, the terms for the Suite #540 Expansion Premises shall be identical as set forth in the Lease. Tenant and Landlord acknowledge that the Lease (with Amendments 1 through 6) is a valid and enforceable agreement and that the Tenant holds no claims against Landlord or its agents which might serve as the basis of any set-off against accruing rent and other charges or any other remedy in law or in equity. Except as is herein specifically modified and amended or as is necessary to give meaning and effectuate the terms hereof, the Lease shall remain in full force and effect, it being understood and agreed that this Amendment, upon execution, becomes a part of the total Lease.

  7.
  BROKERS

        Except as herein set out, Tenant represents, and warrants that there are no claims for brokerage commissions or finder's fees in connection with this Lease and agrees to indemnify Landlord against and hold it harmless from all liabilities arising from such claim, including any attorney's fees connected therewith. Landlord shall pay the brokerage fees and/or commissions payable in connection with this Lease to Asset Management Services, Inc., who represents Landlord, pursuant to the applicable listing and/or brokerage agreement between Landlord and said party.

  8.
  AUTHORITY OF SIGNATORIES

        The persons executing this Lease Amendment "7" on behalf of Landlord and Tenant, each represent and warrant that he or she has the authority to execute this Agreement and to bind the respective party. By signing this document on behalf of Landlord, the Property Manager (Gregory W. Strong) executing this Amendment on Landlord's behalf does not, by signing this Amendment in that capacity, agree to assume any personal liability or to perform any of the obligations under this Amendment. Such Property Manager is, however, authorized to execute this Amendment on Landlord's behalf and has the authority to bind Landlord to perform the terms of this Amendment.

        IN WITNESS WHEREOF, the parties have duly executed this Amendment this 20th day of July, 2001.

LANDLORD: GREEN PRAVER ET AL		TENANT: CEPHALON, INC.

By:	/s/ GREGORY W. STRONG	By:	/s/ J. KEVIN BUCHI
Its:	Project Manager	Its:	SR. V.P. & CFO

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LEASE AMENDMENT "7"